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                     DYNASIL CORPORATION OF AMERICA
                         AGREEMENT OF EMPLOYMENT

     THIS AGREEMENT is effective as of the closing of Optometrics LLC ("Optometrics LLC") operating asset sale to Dynasil Corporation of America (the "Closing Date"), by and between DYNASIL CORPORATION OF AMERICA, a New Jersey corporation with offices at 385 Cooper Road, West Berlin, New Jersey, 08091, for itself and/or on behalf of any of its wholly-owned subsidiaries (collectively, the "Company") and LAURA LUNARDO ("Employee"), whose address is One Bennetts Crossing, Ayer, Massachusetts 01432.

     1. Employment. Effective at the Closing Date (the "Effective Date"), the Company agrees to employ Employee as Chief Operating Officer of the Company's subsidiary ("Optometrics") that acquires the operating assets of Optometrics LLC and Chief Financial Officer of the Company, with such duties as are customary for such positions; however, the parties agree that Employee's title and location of employment (8 Nemco Way, Ayer, MA) will not be changed during the Term of this Agreement. Employee shall perform these duties subject to the direction and supervision of the President and CEO and Board of Directors of the Company. Employee accepts such continued employment and agrees to devote her full time and skills to the conduct of the Company's and Optometrics' businesses, performing to the best of Employee's abilities such duties as may be reasonably requested by the Company. Employee agrees to serve the Company diligently and faithfully so as to advance the Company's best interests and agrees to not take any action in conflict with its best interests. Company acknowledges that Employee may be unavailable for overnight travel during the months of January through June and such unavailability shall not be cause for termination of this Agreement or of Employee's employment relationship with Company.

     2. Term.

     (a) The term of employment of Employee hereunder shall be for a period of two (2) years commencing on the Closing Date, subject to the conditions set forth herein.

     (b) This Agreement may be renewed at the end of the initial Term by mutual written agreement of the parties for additional terms of one (1) year each; provided, however, either party may terminate this Agreement at the end of a term by providing written notice to the other party no later than ninety (90) days prior to the expiration of the then current term.

     (c) Employee may terminate this Agreement within thirty (30) days after the event of a significant diminution in Employee's executive responsibilities.

     3. Compensation.

     (a) Base Salary. Employee shall receive as base salary, during the Term of this Agreement, the sum of Ninety Thousand Dollars ($90,000) per annum payable for the first year and Ninety Five Thousand Dollars ($95,000) per annum for the subsequent years in accordance with the Company's regular payroll schedule.

     (b) Bonus. In each year of the Term of this Agreement, the Company agrees to pay Employee an annual performance bonus equal to four percent (4%) of Optometrics' net income for each fiscal year ending after the Closing Date (prorated for the first and last fiscal years ending after the Closing Date so long as the Closing Date occurs after December 31,
2004). This bonus will be payable not later than thirty (30) days after receipt of the Company's audited financial statements for its fiscal year. The amount of such bonus shall be paid to Employee two-thirds in cash and one-third in shares of the Company's common stock.

     (c) Other Bonus. Employee will also be eligible for such cash or stock bonuses, stock options and other incentives for meeting or exceeding profit goals and objectives as shall be determined in their discretion by the Company's President and CEO and/or its Board of Directors.

     (d) Reimbursement for Expenses. Employee will receive reimbursement from the Company for expenses reasonably incurred by Employee on behalf of the Company in accordance with the Company's normal policies with respect to expense reimbursements.

     (e) Annual Review. Notwithstanding any other provision of this Agreement, Employee will be entitled to receive from the Company's Board of Directors (or committee thereof) an annual review of her and the Company's performance within ninety (90) days after the end of each anniversary of the Effective Date of this Agreement and the opportunity to negotiate increases in the compensation and benefit provisions of this Agreement payable to the Employee starting with any renewal of this Agreement.

     (f) Severance. In the event this Agreement terminates for any reason other than "Cause" as set forth in paragraph 5(a) of this Agreement, the Company will make a severance payment to Employee of fifty percent (50%) of her base salary at the time of termination (payable in accordance with the Company's regular payroll schedule) and continue her health insurance for an additional twelve months. The Company also will make the same payment to and continuation of health insurance for Employee if Employee resigns within thirty (30) days for the reasons set forth in paragraph 2(c) of this Agreement. Otherwise, the Company will have no obligation to make any severance payments to or for Employee hereunder. Notwithstanding the foregoing, Employee agrees that during any period during which amounts payable pursuant to this paragraph 2(f) of this Agreement, Employee shall diligently seek suitable new employment and that amounts and benefits payable pursuant to this paragraph 2(f) shall terminate once Employee has commenced such new employment.

     4. Other Benefits During the Employment Period.

     (a) Employee shall receive all other benefits substantially similar to those generally currently available to executives or employees of Optometrics LLC (collectively, "Benefits"). The Benefits currently include, inter alia, health insurance, dental insurance, life insurance, supplemental individual long-term disability insurance, disability insurance and participation in Optometrics' LLC profit sharing plan.

     (b) The Company shall furnish Employee with such working facilities and other services as are suitable to Employee's positions and adequate to the performance of her duties under this Agreement.

     (c) Employee shall be entitled to five weeks paid vacation per calendar year in accordance with the Company's policies then in effect regarding vacations.

     (d) Employee shall be entitled to (i) sole use of a Company car with all normal related expenses paid by the Company consistent with the past practices of Optometrics.

     (e) The Company shall contribute 9% of the Employee's gross salary to a 401k plan unless that amount is limited by government regulations.

     (f) The Company shall pay for Employee's: (i) an annual health club membership costing approximately $350 per year: (ii) membership fees for the International Management Accountants; and (iii) home internet connection.

     5. Termination. This Agreement is subject to termination prior to the expiration of its initial term or any extended term for only the following reasons:

     (a) Termination for Cause. The Company and Employee agree that no future or further salary or other benefits (except for insurance benefits for disability or death and health insurance shall continue pursuant to the Company's policies, if any, for terminated employees or as provided by law) will be payable to or for the Employee by the Company and the employment relationship between the parties will terminate immediately following the occurrence of any one or more of the following events:

     (i) Employee violates any of the terms or conditions of this Agreement in any material respect and such violation is not corrected within fifteen (15) days after notice thereof is provided to Employee;

     (ii) Employee commits a felony, gross misdemeanor, act of dishonesty or moral turpitude or violates in any material way any of the rules, regulations or policies of the Company; or

     (iii) Employee engages in a general course of conduct of non-cooperation, gross negligence or other gross misconduct materially and adversely affecting the welfare, continuity or future of the Company's business

     (b) Death or Disability. If Employee dies or becomes totally and permanently disabled during the term of employment, the parties agree that the employment relationship and this Agreement will terminate automatically. "Total disability" means the inability of Employee, resulting from sickness, disease, injury or physical or mental illness, to perform in all material respects all of the services pertaining to her employment under this Agreement. Such total disability will be deemed "permanent" if Employee has not recovered and returned to render the full services of her employment hereunder within six (6) months of becoming totally disabled.

     6. Key Person Insurance. Employee agrees that during the term of this Agreement, the Company may purchase key person life insurance covering the life of Employee in the amount of $500,000, with the Company to be named as the sole beneficiary. The Company shall pay the premiums on such policy as they become due out of the funds of the corporation. Employee represents and warrants that Employee has no knowledge of any condition which would prevent such key person life insurance from being obtained at rates for a healthy female of her age. For purposes of such key person insurance, Employee agrees to submit to reasonable medical examinations and shall cooperate with reasonable information requests.

     7. Confidential Information/Trade Secrets. Employee acknowledges that during the course and as a result of her employment hereunder and previously with Optometrics LLC, Employee has received or had access to, or contributed to the production of, Confidential Information or Trade Secrets. Confidential Information or Trade Secrets means information that is proprietary to or in the unique knowledge of Company (including information discovered or developed in whole or in part by Employee); or information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Confidential Information shall also include all terms and conditions of this Agreement.

     Employee understands and acknowledges that all such information that she has previously obtained or will obtain in the course of Employee's employment with the Company constitutes Confidential Information or Trade Secrets. In particular, Employee agrees that this information includes among other things, procedures, manuals, confidential reports, lists of clients, customers, suppliers, or products, and information concerning the prices of charges paid by the Company's customers to the Company, or by the Company to its suppliers.

     Employee further acknowledges and appreciates that any Confidential Information or Trade Secrets constitute valuable assets of the Company, that the Company intends any such information to remain secret and confidential. Employee therefore specifically agrees that except to the extent required by Employee's duties to the Company or as permitted by the express written consent of the Company's President and CEO or its Board of Directors, Employee shall never, either during employment with the Company or for a period of five (5) years thereafter, directly or indirectly use, discuss or disclose any of its Confidential Information or Trade Secrets or otherwise use such information to her own or a third party's benefit.

     8. Return of Property. Employee agrees that upon the termination of her employment with the Company that she will immediately return to the Company the originals and all copies of any and all documents (including computer data, disks, programs, or printouts) that contain any customer information, financial information, product information, or other information that in any way relates to the Company, its products or services, clients, suppliers or other aspects of its business(es). Employee further agrees to not retain any summary of such information.

     9. Non-competition. Employee understands and agrees that, in the performance of her duties under this Agreement and as a result of her previous employment by Optometrics LLC, Employee may at times meet with the Company's customers and/or suppliers and that, as a consequence of using or associating herself with the Company's name, goodwill and professional reputation, Employee's employment will place her in a position where Employee can further develop personal and professional relationships with the Company's current and prospective customers and/or suppliers. Employee further acknowledges that in the performance of her duties under this Agreement and as a result of her previous employment by Optometrics LLC, Employee has been and will continue to be provided with certain specialized skills, training and/or know-how, as well as possess the Confidential Information or Trade Secrets referred to above. Employee understands and agrees that this goodwill and reputation, as well as Employee's skills, training, know-how and knowledge of Confidential Information or Trade Secrets could be used to compete with the Company. Accordingly, Employee agrees that, during the course of Employee's employment with Company and for (15) months from the date of Employee's termination of employment (whether voluntarily or involuntarily) or the termination of this Agreement at the end of any term, Employee shall not directly or indirectly, individually or with others:

     (a) Compete with the Company in the design, development, manufacture or sale of any of its then current or development-stage products or services.

     (b) Cause or attempt to cause any existing customer of the Company to divert, terminate, limit, modify adversely or not enter into any business relationship with the Company.

     (c) Solicit, employ or contract with any of Company's or any of its subsidiaries' employees. The term "employ" for purposes of this paragraph means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise.

Employee further agrees during the above-stated fifteen (15) month period to inform any new person, firm or entity with whom Employee proposes to enter into an employment or a business relationship, before accepting such employment or entering into such a relationship, of the restrictions on Employee set forth in Paragraphs 7, 8 and 9 of this Agreement.

     10. Consideration. Employee and Company agree that the provisions of this Agreement are reasonable and necessary for the protection of Company.

     11. Remedies for Breach. Each party acknowledges that breach by the other party of the provisions of this Agreement will cause the first party irreparable harm that is not fully remedied by monetary damages. Accordingly, each party agrees that the other party shall, in addition to any relief afforded by law, be entitled to injunctive relief. Each party agrees that both damages at law and injunctive relief shall be proper modes of relief and are not to be considered alternative remedies. Furthermore, each party agrees that all actions, suits or proceedings arising under or relating to this Agreement may be brought only in a court of general jurisdiction in and for Middlesex County, Massachusetts or the United States District Court for the District of Massachusetts, to the jurisdiction and venue of which each party hereto consents and waives the right to argue forum non conveniens.

     12. General Provisions. The parties acknowledge and agree as follows:

     (a) This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard to such matters. This Agreement supersedes and replaces any prior agreement between the parties generally relating to the same subject matter.

     (b) This Agreement may be amended or modified only by a writing signed by all parties.

     (c) Waiver by either Company or Employee of a breach of any provision, term or condition hereof shall not be deemed or construed as a further or continuing waiver thereof or a waiver of any breach of any other provision, term or condition of this Agreement.

     (d) The rights and obligations of Company hereunder may be transferred or assigned to any successor or assign of Company. The term "Company" as used herein is intended to include Dynasil Corporation of America, its successors and/or assigns, if any. No assignment of this Agreement shall be made by Employee, and any purported assignment shall be null and void.

     (e) Employee's obligations under Paragraphs 7, 8 and 9 of this Agreement shall survive any change in Employee's employment status with Company, by promotion or otherwise, or the termination of Employee's employment with Company.

     (f) If any Court finds any provision or part of this Agreement to be unreasonable, in whole or in part, such provision shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable under applicable law. Any invalidation of any provision or part of this Agreement will not invalidate any other part of this Agreement.

     (g) This Agreement will be construed and enforced in accordance with the laws and legal principles of the Commonwealth of Massachusetts.

     (h) This Agreement may be executed in any number of counterparts, including counterparts transmitted by telecopier or facsimile, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

     This Agreement is intended to be a legally binding document fully enforceable in accordance with its terms.

                                   DYNASIL CORPORATION OF AMERICA


                                   By:
                                        Craig T. Dunham
                                        President and CEO

                                   EMPLOYEE:



                                        Laura Lunardo